Exhibit 99.1

Endurance International Group Reports 2017 First Quarter Results

•	GAAP revenue of $295.1 million

•	Net loss of $31.6 million

•	Adjusted EBITDA of $80.1 million

•	Cash flow from operations of $33.7 million

•	Free cash flow of $22.4 million

•	Total subscribers on platform were approximately 5.304 million at March 31, 2017

BURLINGTON, MA (May 2, 2017) — Endurance International Group Holdings, Inc. (NASDAQ: EIGI), a leading provider of cloud-based platform solutions designed to help small and medium-sized businesses succeed online, today reported financial results for its first quarter ended March 31, 2017.

“We are pleased with our first quarter results, which we believe have positioned us well to meet our fiscal 2017 goals,” commented Hari Ravichandran, chief executive officer and founder of Endurance International Group. “Our key hosting brands performed in-line with expectations, while Constant Contact continued its steady contribution. We believe that we are moving in the right direction in laying the foundation for profitable growth and strong cash flows for future years. We are proud of our teams and their dedication to the business while remaining focused on our financial and operational objectives.”

First Quarter 2017 Financial Highlights

•	Revenue for the first quarter of 2017 was $295.1 million, an increase of 24 percent compared to $237.1 million for the first quarter 2016. Revenue for the first quarter 2017 includes a contribution of $97.8 million from Constant Contact, as compared to a contribution of $39.1 million for the first quarter 2016.

•	Net loss for the first quarter of 2017 was $31.6 million compared to net income of $14.1 million for the first quarter 2016.

•	Net loss attributable to Endurance International Group Holdings, Inc. for the first quarter of 2017 was $35.4 million, or $(0.26) per diluted share, compared to net income of $21.8 million, or $0.16 per diluted share, for the first quarter 2016.

•	Adjusted EBITDA for the first quarter of 2017 was $80.1 million, an increase of 104 percent compared to $39.3 million for the first quarter 2016.

•	Cash flow from operations for the first quarter of 2017 was $33.7 million, an increase of 186 percent compared to $11.8 million for the first quarter 2016.

•	Free cash flow, defined as cash flow from operations less capital expenditures and capital lease obligations, for the first quarter of 2017 was $22.4 million compared to $0.2 million for the first quarter 2016.

First Quarter Operating Highlights

•	Total subscribers on platform at March 31, 2017 were approximately 5.304 million, compared to approximately 5.446 million subscribers at March 31, 2016 and 5.371 million subscribers at December 31, 2016. See “Total Subscribers” below.

•	Average revenue per subscriber, or ARPS, for the first quarter of 2017 was $18.43, compared to $15.41 for the first quarter 2016 and $18.02 for the fourth quarter 2016. Excluding the impact of Constant Contact, ARPS for the first quarter of 2017 was $13.71, compared to $13.72 for the first quarter 2016 and $13.37 for the fourth quarter 2016. See “Average Revenue Per Subscriber” below.

Fiscal 2017 Guidance

The company’s prior guidance, announced on February 16, 2017, remains unchanged. As of the date of this release, May 2, 2017, for the full year ending December 31, 2017, the company expects:

	2016 Actual As reported	Guidance (as of May 2, 2017)*
GAAP revenue	$1.111 billion	4 – 5% increase
Adjusted EBITDA	$288 million	12 – 14% increase
Free cash flow	$112 million	~35% increase

Adjusted EBITDA and free cash flow are non-GAAP financial measures. A reconciliation of these non-GAAP financial measures to their most comparable measure calculated in accordance with GAAP is provided in the financial statement tables included at the end of this press release.

*	Percentage increases shown in the “Guidance” column represent percentage increases over 2016 figures shown in the adjacent column.

Conference Call and Webcast Information

Endurance International Group’s first quarter 2017 financial results teleconference and webcast is scheduled to begin at 8:00 a.m. EDT on Tuesday, May 2, 2017. To participate on the live call, analysts and investors should dial (888) 734-0328 at least ten minutes prior to the call. Endurance International Group will also offer a live and archived webcast of the conference call, accessible from the Investor Relations section of the company’s website at http://ir.endurance.com.

Non-GAAP Financial Measures

In addition to our financial information presented in accordance with GAAP, we use adjusted EBITDA and free cash flow, which are non-GAAP financial measures, to evaluate the operating and financial performance of our business, identify trends affecting our business, develop projections and make strategic business decisions. A non-GAAP financial measure is a numerical measure of a company’s operating performance, financial position or cash flow that includes or excludes amounts that are included or excluded from the most directly comparable measure calculated and presented in accordance with GAAP.

Our non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in our industry may calculate non-GAAP financial results differently. In addition, there are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and exclude expenses that may have a material impact on our reported financial results. For example, adjusted EBITDA excludes interest expense, which has been and will continue to be for the foreseeable future a significant recurring expense in our business. The presentation of non-GAAP financial information is not meant to be considered in isolation from, or as a substitute for, the most directly comparable financial measures prepared in accordance with GAAP. We urge you to review the additional information about adjusted EBITDA and free cash flow shown below, including the reconciliations of these non-GAAP financial measures to their comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.

Adjusted EBITDA is a non-GAAP financial measure that we calculate as net (loss) income, excluding the impact of interest expense (net), income tax expense (benefit), depreciation, amortization of other intangible assets, stock-based compensation, restructuring expenses, transaction expenses and charges, (gain) loss of unconsolidated entities, and impairment of other long-lived assets. We view adjusted EBITDA as a performance measure and believe it helps investors evaluate and compare our core operating performance from period to period.

Free Cash Flow, or FCF, is a non-GAAP financial measure that we calculate as cash flow from operations less capital expenditures and capital lease obligations. We believe that FCF provides investors with an indicator of our ability to generate positive cash flows after meeting our obligations with regard to capital expenditures (including capital lease obligations).

Key Operating Metrics

Total Subscribers - We define total subscribers as the approximate number of subscribers that, as of the end of a period, are identified as subscribing directly to our products on a paid basis, excluding accounts that access our solutions via resellers or that purchase only domain names from us. Subscribers of more than one brand, and subscribers with more than one distinct billing relationship or subscription with us, are counted as separate subscribers. Total subscribers for a period reflects adjustments to add or subtract subscribers as we integrate acquisitions and/or are otherwise able to identify subscribers that meet, or do not meet, this definition of total subscribers. In the first quarter of 2017, these adjustments had a net positive impact of approximately 3,788 subscribers on our total subscriber count.

Average Revenue Per Subscriber (ARPS) - We calculate ARPS as the amount of revenue we recognize in a period, including marketing development funds and other revenue not received from subscribers, divided by the average of the number of total subscribers at the beginning of the period and at the end of the period, which we refer to as average subscribers for the period, divided by the number of months in the period. See definition of “Total Subscribers” above. We believe ARPS is an indicator of our ability to optimize our mix of products and services and pricing and sell products and services to new and existing subscribers. ARPS does not represent an exact measure of the average amount a subscriber spends with us each month, since our calculation of ARPS is impacted by revenues generated by non-subscribers.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements concerning our financial guidance for fiscal year 2017, our belief that our first quarter results have positioned us well to meet our fiscal 2017 goals, our belief that we are laying a foundation for profitable growth and strong cash flows in future years, and our expected financial and operational performance in general. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, and statements identified by words such as “expects,” “believes,” “estimates,” “will,” “may,” “continue,” “confident,” and variations of such words or words of similar meaning and the use of future dates. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation: that we will be unable to successfully enhance the customer product and service experience and improve customer satisfaction and retention through operational and infrastructure improvements; that we will encounter difficulties or delays in our efforts to build brand awareness of our key brands; that we will be unable to drive revenue growth by increasing ARPS through cross-selling and other product-related initiatives; that we will continue to experience decreases in our subscriber base; an adverse impact on our business from litigation or regulatory proceedings; an adverse impact on our business from our substantial indebtedness and the cost of servicing our debt; an adverse impact on our business from recently announced executive transitions (including the transition of our chief executive officer); the rate of growth of the Small and Medium Business (“SMB”) market for our solutions; our inability to increase sales to our existing subscribers, or retain our existing subscribers; system or Internet failures; our inability to maintain or improve our competitive position or market share; and other risks set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2016 filed with the SEC on February 24, 2017 and other reports we file with the SEC.

We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

About Endurance International Group

Endurance International Group Holdings, Inc. (NASDAQ: EIGI) (em)Powers millions of small businesses worldwide with products and technology to vitalize their online web presence, email marketing, mobile business solutions, and more. The Endurance family of brands includes: Constant Contact, Bluehost, HostGator, iPage, Domain.com, BigRock, SiteBuilder and SinglePlatform, among others. Headquartered in Burlington, Massachusetts, Endurance employs more than 4,000 people across the United States, Brazil, India and the Netherlands. For more information, visit: www.endurance.com.

Endurance International Group and the compass logo are trademarks of The Endurance International Group, Inc. Constant Contact, the Constant Contact logo and other brand names of Endurance International Group are trademarks of The Endurance International Group, Inc. or its subsidiaries.

Investor Contact:

Angela White

Endurance International Group

(781) 852-3450

ir@endurance.com

Press Contact:

Lark-Marie Antón

Endurance International Group

(646) 887-7272

press@endurance.com

Endurance International Group Holdings, Inc.

Consolidated Balance Sheets

(unaudited)

(in thousands, except share and per share amounts)

	December 31, 2016	March 31, 2017
Assets
Current assets:
Cash and cash equivalents	$53,596	$68,970
Restricted cash	3,302	3,645
Accounts receivable	13,088	10,717
Prepaid domain name registry fees	55,444	56,833
Prepaid expenses and other current assets	28,678	33,348

Total current assets	154,108	173,513
Property and equipment—net	95,272	93,463
Goodwill	1,859,909	1,860,291
Other intangible assets—net	612,057	578,023
Deferred financing costs	4,932	4,518
Investments	15,857	15,857
Prepaid domain name registry fees, net of current portion	10,429	10,746
Other assets	3,710	2,856

Total assets	$2,756,274	$2,739,267

Liabilities, redeemable non-controlling interest and stockholders’ equity
Current liabilities:
Accounts payable	$16,074	$15,817
Accrued expenses	67,722	67,195
Accrued interest	27,246	17,429
Deferred revenue	355,190	369,240
Current portion of notes payable	35,700	35,700
Current portion of capital lease obligations	6,690	5,165
Deferred consideration—short term	5,273	4,525
Other current liabilities	2,890	3,149

Total current liabilities	516,785	518,220

Long-term deferred revenue	89,200	91,239
Notes payable—long term, net of original issue discounts of $25,853 and $25,006 and deferred financing costs of $43,342 and $42,012 respectively	1,951,280	1,944,532
Capital lease obligations—long term	512	—
Deferred tax liability	39,943	43,344
Deferred consideration—long term	7,444	7,564
Other liabilities	8,974	9,741

Total liabilities	2,614,138	2,614,640

Redeemable non-controlling interest	17,753	21,337
Commitments and contingencies
Stockholders’ equity:
Preferred Stock—par value $0.0001; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock—par value $0.0001; 500,000,000 shares authorized; 134,793,857 and 135,789,327 shares issued at December 31, 2016 and March 31, 2017, respectively; 134,793,857 and 135,789,327 outstanding at December 31, 2016 and March 31, 2017, respectively	14	14
Additional paid-in capital	868,228	882,052
Accumulated other comprehensive loss	(3,666)	(3,196)
Accumulated deficit	(740,193)	(775,580)

Total stockholders’ equity	124,383	103,290

Total liabilities, redeemable non-controlling interest and stockholders’ equity	$2,756,274	$2,739,267

Endurance International Group Holdings, Inc.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2016	2017
Revenue	$237,113	$295,137
Cost of revenue	136,476	148,749

Gross profit	100,637	146,388

Operating expense:
Sales and marketing	79,294	72,772
Engineering and development	16,255	20,362
General and administrative	40,279	39,080
Transactions expenses	31,120	580

Total operating expense	166,948	132,794

Income (loss) from operations	(66,311)	13,594

Other income (expense):
Other income	11,410	—
Interest income	134	118
Interest expense	(30,371)	(39,516)

Total other expense—net	(18,827)	(39,398)

Loss before income taxes and equity earnings of unconsolidated entities	(85,138)	(25,804)
Income tax expense (benefit)	(99,902)	5,774

Income (loss) before equity earnings of unconsolidated entities	14,764	(31,578)
Equity loss of unconsolidated entities, net of tax	683	—

Net income (loss)	$14,081	$(31,578)

Net (loss) income attributable to non-controlling interest	(7,730)	226
Excess accretion of non-controlling interest	—	3,584

Total net (loss) income attributable to non-controlling interest	(7,730)	3,810

Net income (loss) attributable to Endurance International Group Holdings, Inc.	$21,811	$(35,388)

Comprehensive income (loss):
Foreign currency translation adjustments	342	686
Unrealized loss on cash flow hedge, net of taxes of $606 and $38, for the three months ended March 31, 2016 and 2017, respectively	(1,511)	(216)

Total comprehensive income (loss)	$20,642	$(34,918)

Basic net income (loss) per share attributable to Endurance International Group Holdings Inc.	$0.17	$(0.26)

Diluted net income (loss) per share attributable to Endurance International Group Holdings Inc.	$0.16	$(0.26)
Weighted-average common shares used in computing net income (loss) per share attributable to Endurance International Group Holdings, Inc.:

Basic	132,178,693	134,935,153

Diluted	133,563,884	134,935,153

Endurance International Group Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Three Months Ended March 31,
	2016	2017
Cash flows from operating activities:
Net income (loss)	$14,081	$(31,578)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation of property and equipment	13,172	13,111
Amortization of other intangible assets	29,874	34,267
Impairment of long lived assets	1,437	—
Amortization of deferred financing costs	911	1,744
Amortization of net present value of deferred consideration	783	190
Amortization of original issue discounts	449	846
Stock-based compensation	18,388	12,924
Deferred tax (benefit) expense	(103,203)	3,440
Gain on sale of assets	(1)	(225)
Gain from unconsolidated entities	(11,410)	—
Loss of unconsolidated entities	683	—
(Gain) loss from change in deferred consideration	21	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	2,144	2,393
Prepaid expenses and other current assets	(15,673)	(5,717)
Accounts payable and accrued expenses	16,973	(13,467)
Deferred revenue	43,143	15,747

Net cash provided by operating activities	11,772	33,675

Cash flows from investing activities:
Businesses acquired in purchase transactions, net of cash acquired	(881,709)	—
Cash paid for minority investment	(600)	—
Purchases of property and equipment	(10,140)	(9,258)
Proceeds from sale of assets	—	251
Purchases of intangible assets	—	(33)
Withdrawals of principal balances in restricted cash accounts	(737)	(344)

Net cash used in investing activities	(893,186)	(9,384)

Cash flows from financing activities:
Proceeds from issuance of term loan and notes, net of original issue discounts	1,056,178	—
Repayments of term loans	(8,925)	(8,925)
Proceeds from borrowing of revolver	16,000	—
Repayment of revolver	(83,000)	—
Payment of financing costs	(51,605)	(92)
Payment of deferred consideration	(707)	(818)
Principal payments on capital lease obligations	(1,439)	(2,037)
Capital investment from minority partner	—	—
Proceeds from exercise of stock options	593	628

Net cash provided by (used in) financing activities	927,095	(11,244)

Net effect of exchange rate on cash and cash equivalents	566	2,327

Net increase in cash and cash equivalents	46,247	15,374

Cash and cash equivalents:
Beginning of period	33,030	53,596

End of period	$79,277	$68,970

Supplemental cash flow information:
Interest paid	$16,659	$46,546
Income taxes paid	$968	$952

GAAP to Non-GAAP reconciliation - Adjusted EBITDA

The following table presents a reconciliation of net income (loss) calculated in accordance with GAAP to adjusted EBITDA (all data in thousands):

	Three Months Ended March 31,
	2016	2017
	(in thousands)
Net income (loss)	$14,081	$(31,578)
Interest expense, net (1)	30,237	39,398
Income tax expense (benefit)	(99,902)	5,774
Depreciation	13,172	13,111
Amortization of other intangible assets	29,874	34,267
Stock-based compensation	18,388	12,924
Restructuring expenses	11,602	5,627
Transaction expenses and charges	31,120	580
Gain of unconsolidated entities (2)	(10,727)	—
Impairment of other long-lived assets	1,437	—

Adjusted EBITDA	$39,282	$80,103

(1)	Interest expense includes impact of amortization of deferred financing costs, original issuance discounts and interest income.
(2)	The gain of unconsolidated entities is reported on a net basis for the three months ended March 31, 2016. The three months ended March 31, 2016 includes a gain of $11.4 million on our investment in WZ UK Ltd. This gain was generated on January 6, 2016, when we increased our ownership stake in WZ UK Ltd. from 49% to 57.5%, which required a revaluation of our existing investment to its implied fair value. This $11.4 million gain was partially offset by our proportionate shares of net losses from unconsolidated entities of $0.7 million.

GAAP to Non-GAAP reconciliation – Free Cash Flow

The following table reflects the reconciliation of cash flow from operations to free cash flow (“FCF”) (all data in thousands):

	Three Months Ended March 31,
	2016	2017
Cash flow from operations	$11,772	$33,675
Less:
Capital expenditures and capital lease obligations (1)	(11,579)	(11,295)

Free cash flow	$193	$22,380

(1)	Capital expenditures during the three months ended March 31, 2016 and 2017 includes $1.4 million and $2.0 million of principal payments under a three year capital lease for software. The remaining balance on the capital lease is $5.2 million as of March 31, 2017.

Average Revenue Per Subscriber - Calculation and Segment Detail

Starting in the fourth quarter of 2016, we present our financial results in two segments. Our web presence segment is our historical business before the acquisition of Constant Contact, and includes primarily our web hosting products, domains, website builders and related add-on products. Our email marketing segment consists of the Constant Contact business, including email marketing, event management, survey tools and the SinglePlatform digital storefront service.

The following table presents the calculation of ARPS, on a consolidated basis and by segment (all data in thousands, except ARPS data):

	For the Three Months Ended March 31,
	2016	2017
Consolidated revenue	$237,113	$295,137
Consolidated total subscribers	5,446	5,304
Consolidated average subscribers for the period	5,128	5,338
Consolidated average revenue per subscriber (ARPS)	$15.41	$18.43

Web presence revenue	198,048	197,348
Web presence subscribers	4,883	4,767
Web presence average subscribers for the period	4,812	4,797
Web presence average revenue per subscriber (ARPS)	$13.72	$13.71

Email marketing revenue	39,065	97,789
Email marketing subscribers	563	537
Email marketing average subscribers for the period	316	541
Email marketing average revenue per subscriber (ARPS)	$41.19	$60.31

The following table presents revenue, gross profit, and a reconciliation by segment of net income (loss) calculated in accordance with GAAP to adjusted EBITDA (all data in thousands):

	Three Months Ended March 31, 2016			Three Months Ended March 31, 2017
	Web presence	Email marketing	Total	Web presence	Email marketing	Total
	(in thousands)			(in thousands)
Revenue	$198,048	$39,065	$237,113	$197,348	$97,789	$295,137
Gross Profit	89,885	10,752	100,637	86,616	59,772	146,388

Net income (loss)	$40,134	$(26,053)	$14,081	$(23,626)	$(7,952)	$(31,578)
Interest expense, net (1)	17,016	13,221	30,237	16,879	22,519	39,398
Income tax expense (benefit)	(84,258)	(15,644)	(99,902)	10,551	(4,777)	5,774
Depreciation	8,977	4,195	13,172	9,238	3,873	13,111
Amortization of other intangible assets	19,755	10,119	29,874	15,905	18,362	34,267
Stock-based compensation	14,647	3,741	18,388	11,100	1,824	12,924
Restructuring expenses	171	11,431	11,602	2,335	3,292	5,627
Transaction expenses and charges	30,357	763	31,120	—	580	580
Gain of unconsolidated entities (2)	(10,727)	—	(10,727)	—	—	—
Impairment of other long-lived assets	1,437	—	1,437	—	—	—

Adjusted EBITDA	$37,509	$1,773	$39,282	$42,382	$37,721	$80,103

(1)	Interest expense includes impact of amortization of deferred financing costs, original issuance discounts and interest income.
(2)	The gain of unconsolidated entities is reported on a net basis for the three months ended March 31, 2016. The three months ended March 31, 2016 includes a gain of $11.4 million on our investment in WZ UK Ltd. This gain was generated on January 6, 2016, when we increased our ownership stake in WZ UK Ltd. from 49% to 57.5%, which required a revaluation of our existing investment to its implied fair value. This $11.4 million gain was partially offset by our proportionate shares of net losses from unconsolidated entities of $0.7 million.

GAAP to Non-GAAP Reconciliation of Fiscal Year 2017 Guidance (as of May 2, 2017) - Adjusted EBITDA

The following table reflects the reconciliation of fiscal year 2017 estimated net loss calculated in accordance with GAAP to fiscal year 2017 guidance for adjusted EBITDA at the midpoint of the guidance range (i.e. assuming a 13% increase over 2016 adjusted EBITDA as reported). All figures shown are approximate.

($ in millions)	Twelve Months Ending December 31, 2017
Estimated net loss	$(91)
Estimated interest expense (net)	148
Estimated income tax expense (benefit)	10
Estimated depreciation	56
Estimated amortization of acquired intangible assets	137
Estimated stock-based compensation	57
Estimated restructuring expenses	8
Estimated transaction expenses and charges	—
Estimated (gain) loss of unconsolidated entities	—
Estimated impairment of other long-lived assets	—

Adjusted EBITDA guidance		$325

GAAP to Non-GAAP Reconciliation of Fiscal Year 2017 Guidance (as of May 2, 2017) - Free Cash Flow

The following table reflects the reconciliation of fiscal year 2017 estimated cash flow from operations calculated in accordance with GAAP to fiscal year 2017 guidance for free cash flow. All figures shown are approximate.

($ in millions)	Twelve Months Ending December 31, 2017
Estimated cash flow from operations	$205
Estimated capital expenditures and capital lease obligations	(55)

Free cash flow guidance		$150